UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 11, 2019

SERES THERAPEUTICS, INC.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-37465	27-4326290
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

200 Sidney Street Cambridge, MA		02139
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (617) 945-9626

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☒

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On March 11, 2019, Seres Therapeutics, Inc. (the “Company”) entered into a Research Collaboration and Option Agreement (the “Agreement”) with MedImmune, LLC, a subsidiary of AstraZeneca, Inc. (“AstraZeneca”). Pursuant to the Agreement, the Company and AstraZeneca agreed to conduct certain pre-clinical and development activities, and may conduct certain clinical research, advancing the mechanistic understanding of the microbiome in augmenting the efficacy of cancer immunotherapy, including potential synergy with AstraZeneca compounds in accordance with a mutually agreed research plan. Pursuant to the Agreement, the Company agreed not to conduct research or development on any microbiome products specifically designed by the Company during the term of the Agreement for the treatment of cancer (“Microbiome Oncology Products”), with or on behalf of any third party without the prior approval of the joint steering committee for the Agreement until at least three years after the effective date (the “Exclusivity Period”).

AstraZeneca will bear all costs of conducting its activities under the research plan and will reimburse the Company for certain costs incurred under the research plan. Additionally, AstraZeneca will pay to the Company a total of twenty million dollars ($20,000,000) in three equal installments, the first of which will be due within thirty (30) days after the effective date of the Agreement, and the second and third of which become due on January 2, 2020 and January 4, 2021, respectively. Such payments are payable even if the Agreement is terminated in accordance with its terms, unless the Agreement is terminated by AstraZeneca for the Company’s uncured material breach.

Under the Agreement, the Company granted to AstraZeneca an exclusive option to negotiate a worldwide, sublicensable exclusive license under relevant intellectual property rights controlled by the Company to exploit Microbiome Oncology Products for the treatment of cancer. Additionally, the Company granted to AstraZeneca an additional exclusive option to obtain a worldwide, sublicensable, license under certain intellectual property rights arising out of the Agreement or coming into the control of the Company during the term of the Agreement, to exploit AstraZeneca’s oncology and other assets which are the subject of the research plan.

Each option may be exercised by AstraZeneca upon written notice to the Company within ninety (90) days after the Exclusivity Period, and upon such exercise, the Company and AstraZeneca will exclusively negotiate in good faith for up to six (6) months the terms of the definitive license agreement contemplated by such option. If a definitive license agreement is not executed by the parties within such time period, then the Company will be free to partner or otherwise exploit the relevant assets which were the subject of the option, subject to certain restrictions applicable for an additional (1) year period

The term of the Agreement continues in effect until the Agreement is terminated by parties in accordance with its terms by mutual written agreement. Either party may terminate the Agreement for the other party’s uncured material breach or bankruptcy or insolvency-related events. AstraZeneca may terminate the Agreement for convenience.

The Agreement contains negotiated representations and warranties by the parties, intellectual property protection provisions, certain indemnification rights in favor of each party and customary confidentiality and limitations of liability provisions.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SERES THERAPEUTICS, INC.

Date: March 11, 2019	By:	/s/ Thomas J. DesRosier
Name: Thomas J. DesRosier
Title: Chief Legal Officer and Executive Vice President